[WILLKIE FARR & GALLAGHER LETTERHEAD]



October 31, 1995




The Board of Trustees
Mitchell Hutchins/Kidder, Peabody Investment Trust II
1285 Avenue of the Americas
New York, New York 10019

Gentlemen:

We have acted as counsel to Mitchell Hutchins/Kidder, Peabody Investment Trust II, an unincorporated business trust organized under the laws of The Commonwealth of Massachusetts (the 'Trust'), in connection with the preparation of Post-Effective Amendment No. 8 to its Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the 'Registration Statement'), relating to the offer and sale of an indefinite number of Class B shares of beneficial interest, par value $.001 per share (the 'Shares') of Mitchell Hutchins/Kidder, Peabody Emerging Markets Equity Fund (the 'Fund'), a series of the Trust.

We have examined copies of the Trust's Declaration of Trust, as amended (the 'Trust Agreement'), the Trust's By-Laws, as amended, the Registration Statement, all votes adopted by the Trust's Board of Trustees at a duly constituted meeting of the Board of Trustees on August 30, 1995, and other records and documents that we have deemed necessary for the purpose of rendering the opinion expressed below. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for that opinion.

In our examination of the materials described above, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Trust and others. As to matters governed by the laws of The Commonwealth of Massachusetts, we have relied on the opinion of Messrs.

The Board of Trustees
October 31, 1995
Page 2



Bingham, Dana & Gould dated the same date as this opinion and a copy of which is attached to this opinion.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

          1. The Trust is a trust with transferable shares of beneficial interest, organized in compliance with the laws of the Commonwealth of Massachusetts.


          2. The Shares of beneficial interest of the Trust, when issued and sold in accordance with the Trust Agreement will be legally issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for the Trust's obligations.


We consent to the filing of this letter as an exhibit to the Registration Statement, to the reference to us in the Statement of Additional Information forming part of the Registration Statement and to the filing of this letter as an exhibit to any application made by or on behalf of the Trust or any distributor or dealer in connection with the registration or qualification of the Trust or the Shares under the securities laws of any state or other jurisdiction.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER


                             BINGHAM, DANA & GOULD

                               150 FEDERAL STREET
                        BOSTON, MASSACHUSETTS 02110-1726

                               TEL: 617.951.8000
                               FAX: 617.951.8736

Direct Dial: 617-951-8381

                               October 31, 1995

Mitchell Hutchins/Kidder, Peabody Investment Trust II
1285 Avenue of the Americas
New York, New York 10019

Ladies and Gentlemen:

     We have acted as special Massachusetts counsel for Mitchell Hutchins/Kidder, Peabody Investment Trust II (the 'Trust'), a Massachusetts business trust created under a written Declaration of Trust dated August 10, 1992, as amended (the 'Declaration of Trust').

     In connection with this opinion, we have examined the following described documents:

     (a) a certificate of the Secretary of State of The Commonwealth of Massachusetts as to the existence of the Trust;

     (b) copies, certified by the Secretary of State of The Commonwealth of Massachusetts, of the Trust's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State; and

     (c) A certificate executed by an appropriate officer of the Trust certifying as to, and attaching copies of, the Trust's Declaration of Trust and By-Laws and certain votes of the Trustees of the Trust authorizing the issuance of an indefinite number of shares of beneficial interest in the Trust and designating certain classes of Shares.

     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     This opinion is based entirely on our review of the documents listed above. We have made no other review or investigation of any kind whatsoever, and we have

              BOSTON       LONDON        WASHINGTON        HARTFORD

                            BINGHAM, DANA & GOULD

Mitchell Hutchins/Kidder, Peabody Investment Trust II
October 31, 1995
Page 2

assumed, without independent inquiry, the accuracy of the information set forth in such documents.

     This opinion is limited solely to the laws of the Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which we express no opinion) as applied by courts in such Commonwealth.

     We understand that all of the foregoing assumptions and limitations are acceptable to you.

     Based upon and subject to the foregoing, please be advised that it is our opinion that the Trust is a trust with transferable shares of beneficial interest, organized in compliance with the laws of The Commonwealth of Massachusetts, and that the shares of beneficial interest of such Trust, when issued and sold in accordance with the Declaration of Trust, will be legally issued, fully paid and non-assessable. Shareholders of the Trust may under certain circumstances be held personally liable for the Trust's obligations.

     We understand that Willkie Farr & Gallagher will rely on this opinion in order to prepare an opinion to the Trust, which will be filed with the Securities and Exchange Commission. We hereby consent to such use and filing of this opinion.

                                            Very truly yours,



                                            /S/ BINGHAM, DANA & GOULD
                                                BINGHAM, DANA & GOULD